Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	BrainerdCommunicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS
FOR FULL YEAR AND FOURTH QUARTER 2004

- 2004 Revenue up 6.5% to $266.4 Million -
- Annual Operating Income of $13.0 Million, Up from $6.5 Million in 2003 -
- Digital Systems Deployed in 509,000 Rooms, 52.2% of Interactive Room Base -

     SIOUX FALLS, SD, February 8, 2005 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported 2004 revenue of $266.4 million, a 6.5% increase compared to 2003, extending its record to 45 consecutive increases of comparative quarterly revenue. Operating income increased to $13.0 million in 2004 from $6.5 million in 2003. Net loss for 2004 was $(20.8) million, or $(1.36) per share, versus $(35.1) million, or $(2.80) per share, in 2003. LodgeNet also reported $6.1 million in net free cash flow (defined as cash provided by operating activities exceeding cash used for investing activities) for the entire year of 2004, versus a negative net free cash flow of $(5.1) million in 2003.

     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Twelve Months Ended December 31,
	2004	2003
Total revenue	$266,441	$250,149
Operating income	12,970	6,500
Operating income exclusive of depreciation and amortization	90,015	84,959
Net loss	(20,781)	(35,052)
Net loss per common share	$(1.36)	$(2.80)
Average shares outstanding	15,275,867	12,512,725

	Three Months Ended December 31,
	2004	2003
Total revenue	$64,679	$60,331
Operating income	2,289	735
Operating income exclusive of depreciation and amortization	21,042	20,037
Net loss	(6,077)	(7,948)
Net loss per common share	$(0.34)	$(0.63)
Average shares outstanding	17,623,183	12,682,554

-more-

LodgeNet Q4 2004 Earnings 2-2-2-2

     “In 2004, we delivered on our joint strategic goals of growing our core business while simultaneously generating net, free cash flow, calculated after subtracting all growth-related capital investments,” said Scott C. Petersen, LodgeNet President and CEO. “We increased our Guest Pay room base during the year by more than 50,000 net new rooms and our digital room base by 123,600. The fourth quarter was exceptionally strong with the addition of more than 21,250 net new Guest Pay rooms and 39,500 digital rooms. During the quarter, we installed most of the 14,000 FelCor Lodging rooms that we were awarded in June as the contracts expired with the previous service provider. Our cash flow results were similarly strong. Cash from operations increased 24.4% to $60.4 million for the year. After deducting all capital investment activities, we generated $6.1 million of net free cash flow during 2004 — the first time in our public-company history that cash from operations exceeded cash used for investment activities. This represents a $11.1 million and a $33.0 million improvement over 2003 and 2002 respectively.”

     “Utilizing our growing cash flow streams we continue to roll-out our digital system, ending the year with 509,000 digital rooms or 52.2% of our total base,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “New digital room installation costs decreased 10.1% during the year to $364 per room compared to $405 in 2003, while the cost of converting an analog room to our digital platform decreased 15.7% to $284 per room. During 2004, we also made substantial progress toward improving our profitability metrics. Operating income doubled to $13.0 million while our net loss declined substantially from $(35.1) million in 2003 to $(20.8) in 2004. At year-end, our debt leverage ratio stood at 3.5x, its lowest level in more than 10 years.”

     “As we look to 2005, our strategy is to continue to execute on the goals of growing our business and its revenues while enhancing our profitability and cash flow metrics,” said Petersen. “We remain focused on increasing our Guest Pay room base and driving the overall percentage of digital rooms. We believe additional content such as our new SportsNet service, where guests can purchase sports programming on a daily subscription basis, will expand the revenue generating capability of our digital platform. This, coupled with flat to declining expenses related to depreciation and interest, should enhance our overall profitability. At the same time, we are actively working on establishing a new market for our digital systems in the healthcare industry based on a business model that does not involve our capital. We look forward to reporting our progress on this initiative throughout 2005.”

RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2004 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2003

     Total revenue for 2004 was $266.4 million, an increase of $16.3 million or 6.5%, compared to 2003. The increase resulted primarily from a 4.8% increase in average Guest Pay interactive rooms in operation. Guest Pay interactive revenue increased $15.0 million or 6.1% over 2003. Revenue per Guest Pay room increased 1.2% to $22.87 per month in 2004 from $22.59 per month in the prior year. Movie revenue per room was $17.40 this year compared to last year’s $17.55 due to several factors including less popular movies, primarily during the first half of the year, and the Summer Olympics, offset by higher occupancy rates. Other interactive revenue per room increased 8.5%, from $5.04 per month in 2003 to $5.47 in the current year. The increase was a result of the continued expansion of interactive television services available through the Company’s digital systems, revenue generated by high-speed Internet access systems, and price increases associated with basic cable services.

     Gross profit increased $9.0 million or 6.5% to $147.2 million in 2004 compared to $138.2 million in 2003. The overall gross profit margin increased to 55.3% in the current year compared to 55.2% in 2003. The increased margin was primarily a result of lower programming royalty costs as a percent of revenue for content related to movies and games offset by slightly higher hotel commissions.

     Guest Pay operations expenses were $33.6 million in 2004, an increase of 6.5% compared to the prior year. The increase was primarily due to the 4.8% increase in average rooms in operation plus increases in vehicle costs, fuel costs and property taxes. As a percentage of revenue, Guest Pay operations expenses remained flat at 12.6% as compared to 2003. Per average installed room, Guest Pay operations expenses were $2.97 per month in 2004 as compared to $2.93 per month in 2003.

     Selling, general and administrative expenses were $23.6 million, an increase of $2.0 million compared to $21.6 million in 2003. As a percentage of revenue, SG&A increased to 8.9% compared to 8.7% for 2003. The increase was driven by higher professional and Sarbanes-Oxley compliance costs, general inflationary increases related to other operating costs, and engineering development costs offset by a legal fee recovery. Per average Guest Pay room, SG&A expenses increased to $2.09 from $2.01 in 2003.

     Depreciation and amortization expenses decreased 1.8% to $77.0 million in the current year versus $78.5 million in 2003. The decrease was primarily due to higher-cost assets becoming fully depreciated while the cost basis was lower for assets added to the base in 2004. As a percentage of revenue, depreciation and amortization decreased to 28.9% in 2004 from 31.4% in 2003.

LodgeNet Q4 2004 Earnings 3-3-3-3

     Interest expense decreased 6.9% to $31.9 million versus $34.2 million in 2003. The average principal amount of long-term debt outstanding during the year was approximately $340.5 million, at an average interest rate of 9.4%, as compared to an average principal amount outstanding of approximately $360.9 million, at an average interest rate of 9.5% in the prior-year.

     As a result of factors previously described, the Company generated operating income of $13.0 million in 2004, an increase of $6.5 million, compared to the year earlier. Operating income exclusive of depreciation and amortization increased $5.0 million or 6.0% to $90.0 million this year compared to $85.0 million in 2003. The Company’s net loss decreased $14.3 million to $(20.8) million as compared to $(35.1) million in 2003.

     Cash provided by operating activities for 2004 was $60.4 million while cash used for investing activities including growth-related capital was $54.3 million, resulting in a net free cash flow of $6.1 million. During 2003, cash provided by operating activities was $48.6 million while cash used for investing activities including growth-related capital was $53.6 million, resulting in a net free cash flow of $(5.0) million. Cash on the balance sheet as of December 31, 2004 was $25.0 million versus $2.8 million as of December 31, 2003. The improvement from 2003 was driven by a 24.4% increase in the level of cash generated by operating activities and a reduction in the Company’s cost to install a digital room, year over year, partially offset by an increase in the number of digital rooms. During 2004, the Company installed 75,932 new digital rooms compared to 71,775 new digital rooms installed during 2003. The cost per new digital installed room decreased 10.1% from an average of $405 per room in 2003 to an average of $364 per room in 2004. The cost of converting a tape room to a digital room averaged $284 during the year, compared to $337 during 2003.

RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2004 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2003

     Total revenue for the fourth quarter of 2004 was $64.7 million, an increase of $4.3 million, or 7.2%, compared to the fourth quarter of 2003. Revenue from Guest Pay interactive services increased $3.7 million, or 6.3%, driven by a 4.6% increase in average number of rooms in operation, and the continued deployment of digital systems. Guest Pay revenue per room increased 1.6% to $21.62 per month in the fourth quarter of 2004 from $21.29 per month in the fourth quarter of 2003. Movie revenue per room per month was $16.37 for the fourth quarter of this year compared to $16.40 in the fourth quarter of last year. Revenue per room from other interactive services increased 7.4%, from $4.89 per month in the fourth quarter of 2003 to $5.25 per month in the current year quarter. The increase was driven by the continued expansion of interactive television services available through the Company’s digital systems, revenue generated by high-speed Internet access systems, and price increases associated with basic cable services.

     Gross profit increased 4.3% to $35.5 million in the fourth quarter of 2004 compared to $34.0 million in the fourth quarter of 2003. The overall gross profit margin was 54.8% in the current quarter compared to 56.4% in the prior year quarter. The decline was the result of higher programming costs associated with a change in programming mix during the quarter, and higher equipment sales that generate a lower margin.

     Guest Pay operations expenses were $8.7 million in the fourth quarter of 2004, a 7.2% increase as compared to $8.1 million in the year earlier quarter. The increase was primarily due to the 4.6% increase in the average number of rooms served, and by higher fuel, freight, property tax, and general inflationary increases related to other operating costs. Guest Pay operations expenses as a percentage of revenue remained flat at 13.4% in the fourth quarter of 2004 as compared to the prior year quarter. Per average installed room, Guest Pay operations expenses were $3.01 per month in the fourth quarter of 2004 as compared to $2.93 per month in the prior year quarter.

     Selling, general and administrative (SG&A) expenses were $5.8 million during the quarter compared to $5.9 million in the fourth quarter of 2003. SG&A as a percentage of revenue was 8.9% in the current quarter compared to 9.8% for fourth quarter 2003. Per average Guest Pay room, SG&A expenses were $2.00 in the fourth quarter of 2004 compared to $2.14 in the prior year quarter. The decrease was primarily related to a legal fee recovery received in the current quarter offset by higher audit fees associated with Sarbanes-Oxley compliance and general inflationary increases related to other operating costs.

     Depreciation and amortization expenses decreased to $18.8 million in the current year quarter versus $19.3 million in the fourth quarter of 2003. The decrease was primarily due to higher-cost assets becoming fully depreciated while the cost basis of new assets added to the base was lower. As a percentage of revenue, depreciation and amortization expense decreased to 29.0% in the fourth quarter of 2004 versus 32.0% in the fourth quarter of 2003.

     Interest expense was $7.4 million in the current quarter versus $8.5 million in the fourth quarter of 2003, a decrease of $1.1 million. Average debt during the fourth quarter of 2004 was $312.5 million versus $364.1 million, a decrease of $51.6 million as compared to the fourth quarter of 2003. The average interest rate was 9.5% for the fourth quarter of 2004 versus 9.3% in the prior year quarter.

LodgeNet Q4 2004 Earnings 4-4-4-4

     As a result of factors previously described, the Company generated operating income of $2.3 million in the fourth quarter of 2004, an increase of $1.6 million compared to operating income of $735,000 in the year earlier quarter. Operating income exclusive of depreciation and amortization increased 5.0% to $21.0 million for the fourth quarter of 2004 compared to $20.0 million in the fourth quarter of 2003. The Company’s net loss was $(6.1) million as compared to $(7.9) million in the year earlier quarter. The loss per share for the fourth quarter of 2004 was $(0.34) compared to a loss of $(0.63) in the fourth quarter of 2003.

     For the quarter, cash provided by operating activities was $6.7 million while cash used for investing activities, including growth-related capital, was $13.7 million, resulting in a net change of $(7.0) million. As compared to the fourth quarter of 2003, cash provided by operating activities was $2.8 million while cash used for investing activities, including growth-related capital, was $11.6 million, resulting in a net change of $(8.7) million. Cash on the balance sheet as of the end of December 31, 2004 was $25.0 million versus $2.8 million as of December 31, 2003. The improvement was driven by several factors, including an increased level of cash generated by operating activities, a reduction in cost per installed Guest Pay interactive room offset by an increase in the number of digital rooms installed during the fourth quarter of 2004 versus the fourth quarter of 2003. During the quarter, the Company installed 27,475 new digital rooms compared to 15,111 new digital rooms installed during the fourth quarter of 2003. The cost per new digital installed room averaged $341 during the quarter, compared to $391 during the fourth quarter of 2003. The cost of converting a tape room to a digital room averaged $263 during the quarter, compared to $332 during the fourth quarter of 2003.

2005 Outlook

     For the first quarter of 2005, LodgeNet expects to report revenue in a range from $66.0 million to $68.0 million and operating income from $3.5 million to $4.5 million. Operating income exclusive of depreciation and amortization is expected to be $22.0 million to $23.0 million. Net loss is expected to be $(4.0) million to $(3.0) million or a loss per share of $(0.23) to $(0.17). For the full year 2005, LodgeNet expects to report revenue in the range of $286.0 million to $292.0 million and operating income from $23.0 million to $26.0 million. Operating income exclusive of depreciation and amortization is expected to be $94.5 million to $97.5 million. Net loss is expected to be $(7.5) million to $(4.5) million or a loss per share of $(0.42) to $(0.25).

     The Company will hold a conference call on Tuesday, February 8th, 2005 at 4:00pm CST. A live webcast of the teleconference will also be available via the Internet at the InterCall website <http://audioevent.mshow.com/207489>. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s website at www.lodgenet.com <http://www.lodgenet.com>. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call. The Company intends to file its Annual Report on form 10-K, including its independent accountant’s report on the Company’s financial statements and internal controls, on March 15, 2005.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is one of the world’s largest providers of interactive television systems and broadband services to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive guest pay rooms and serves more than 5,900 hotel properties worldwide.” LodgeNet estimates that during 2004 approximately 275 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as “expect”, “anticipate”, “estimate”, “believe”, “no assurance”, “intend”, “should”, “could”, “may”, “plan”, “project”, “predict”, and similar expressions and statements which are made in the future tense, or which refer to future events or developments, are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: general economic and business conditions, and trends in the lodging and entertainment industries in particular; changes in hotel occupancy rates, business and leisure travel rates and the “buy rate” of our customers; our ability to access popular content on terms that are acceptable to us; timely availability of content; changes to the competition, including the ability of our competitors to deliver on demand entertainment or competitive services through the Internet or cable; the impact of changes in regulation which may limit our ability to provide content we currently provide; the occurrence of one or more future terrorist attacks, wars, public health concerns or other crises; availability of key components and services necessary for the manufacture and assembly of our interactive systems; uncertainties in our strategies or efforts to improve operating results by increasing revenue and decreasing costs; availability of capital on terms that are acceptable to us and sufficient to execute our business plan, including expanding the installation of our digital system in our customers’ guest rooms, and to adapt to technological changes in our industry; changes in customer relationships with hotel chains and their franchisees, including our ability to obtain new customers and to retain existing customers; the results of our product development difficulties and delays of new technologies and enhancement of existing technologies.

     These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Q4 2004 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$24,995	$2,772
Accounts receivable, net	28,031	28,150
Prepaid expenses and other	1,959	3,233

Total current assets	54,985	34,155

Property and equipment, net	212,659	227,037
Debt issuance costs, net	9,330	11,036
Intangible assets, net	4,628	8,270
Other assets	1,434	2,770

	$283,036	$283,268

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable	$16,807	$15,012
Current maturities of long-term debt	2,543	8,638
Accrued expenses	12,738	12,697
Deferred revenue	4,364	3,918

Total current liabilities	36,452	40,265

Long-term debt	309,748	359,610
Other long-term liability	3,154	3,999
Derivative instruments	5,800	8,396

Total liabilities	355,154	412,270

Commitments and contingencies

Stockholders’ equity (deficiency):
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 17,625,364 and 12,722,267 shares outstanding at December 31, 2004 and 2003, respectively	176	127
Additional paid-in capital	226,986	155,163
Accumulated deficit	(297,348)	(276,567)
Accumulated other comprehensive loss	(1,932)	(7,725)

Total stockholders’ equity (deficiency)	(72,118)	(129,002)

	$283,036	$283,268

LodgeNet Q4 2004 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Years Ended December 31,
	2004	2003	2002
Revenues:
Guest Pay	$258,721	$243,732	$226,238
Other	7,720	6,417	8,752

Total revenues	266,441	250,149	234,990

Direct costs:
Guest Pay	115,577	108,916	96,043
Other	3,616	3,031	4,739

Total direct costs (exclusive of other operating expenses shown separately below)	119,193	111,947	100,782

Gross profit (exclusive of other operating expenses shown separately below)	147,248	138,202	134,208

Operating expenses:
Guest Pay operations	33,637	31,597	30,207
Selling, general and administrative	23,596	21,646	22,108
Depreciation and amortization	77,045	78,459	75,918

Total operating expenses	134,278	131,702	128,233

Operating income	12,970	6,500	5,975

Investment gains	—	250	872
Litigation settlements	—	—	(2,700)
Loss on early retirement of debt	(810)	(7,061)	—
Interest expense	(31,891)	(34,239)	(33,037)
Other income (expense), net	(629)	(43)	314

Loss before income taxes	(20,360)	(34,593)	(28,576)
Provision for income taxes	(421)	(459)	(550)

Net loss	$(20,781)	$(35,052)	$(29,126)

Net loss per common share (basic and diluted)	$(1.36)	$(2.80)	$(2.35)

Weighted average shares outstanding (basic and diluted)	15,275,867	12,512,725	12,378,678

LodgeNet Q4 2004 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Years Ended December 31,
	2004	2003	2002
Operating activities:
Net loss	$(20,781)	$(35,052)	$(29,126)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,045	78,459	75,918
Investment (gains) losses	—	(250)	(872)
Write off of long-term notes receivable	1,000	—	—
Loss on early retirement of debt	810	2,477	—
Change in operating assets and liabilities:
Accounts receivable	218	499	(1,684)
Prepaid expenses and other	160	580	(844)
Accounts payable	1,766	2,120	(1,694)
Accrued expenses and deferred revenue	(120)	(162)	2,208
Other	308	(108)	(137)

Net cash provided by operating activities	60,406	48,563	43,769

Investing activities:
Property and equipment additions	(54,917)	(52,868)	(72,115)
Note receivable repayments (advances)	567	(1,000)	—
Proceeds from affiliates, net	—	250	1,407

Net cash used for investing activities	(54,350)	(53,618)	(70,708)

Financing activities:
Proceeds from long-term debt	—	200,000	—
Repayment of long-term debt	(48,500)	(158,301)	(7,542)
Payment of capital lease obligations	(1,122)	(1,052)	(707)
Borrowings under revolving credit facility	13,000	30,500	40,000
Repayments of revolving credit facility	(20,000)	(57,500)	(6,000)
Debt issuance costs	(838)	(7,902)	(269)
Proceeds from sale of interest rate swap	3,052	—	—
Proceeds from issuance of common stock, net of offering costs	66,720	—	—
Exercise of stock options	4,659	1,402	1,031
Change in other long-term liability	(995)	(779)	—

Net cash provided by financing activities	15,976	6,368	26,513

Effect of exchange rates on cash	191	352	5

Increase (decrease) in cash and cash equivalents	22,223	1,665	(421)
Cash and cash equivalents at beginning of period	2,772	1,107	1,528

Cash and cash equivalents at end of period	$24,995	$2,772	$1,107

LodgeNet Q4 2004 Earnings 8-8-8-8

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,
	2004	2003
Revenues:
Guest Pay	$62,278	$58,611
Other	2,401	1,720

Total revenues	64,679	60,331

Direct costs:
Guest Pay	27,747	25,462
Other	1,460	849

Total direct costs (exclusive of other operating expenses shown separately below)	29,207	26,311

Gross profit (exclusive of other operating expenses shown separately below)	35,472	34,020

Operating expenses:
Guest Pay operations	8,657	8,079
Selling, general and administrative	5,773	5,904
Depreciation and amortization	18,753	19,302

Total operating expenses	33,183	33,285

Operating income	2,289	735

Interest expense	(7,412)	(8,474)
Other expense	(816)	(95)

Loss before income taxes	(5,939)	(7,834)
Provision for income taxes	(138)	(114)

Net loss	$(6,077)	$(7,948)

Net loss per common share (basic and diluted)	$(0.34)	$(0.63)

Weighted average shares outstanding share (basic and diluted)	17,623,183	12,682,554

LodgeNet Q4 2004 Earnings 9-9-9-9

LodgeNet Entertainment Corporation and Subsidiaries

Five Quarter Summary

	4th Qtr ‘04	3rd Qtr ‘04	2nd Qtr ‘04	1st Qtr ‘04	4th Qtr '03

Room Base Statistics

Total Rooms Served [1]	1,034,605	1,014,538	1,006,421	1,001,876	994,127
Total Guest Pay Interactive Rooms [2]	974,798	953,547	942,998	934,260	924,643

Total Digital Rooms [3]	508,979	469,440	442,249	415,415	385,426
Percent of Total GP Interactive Rooms	52.2%	49.2%	46.9%	44.5%	41.7%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$16.37	$18.90	$17.28	$17.04	$16.40
Other Interactive Service Revenue	5.25	5.75	5.56	5.37	4.89

Total Guest Pay Revenue Per Room	$21.62	$24.65	$22.84	$22.41	$21.29

Guest Pay Operations Expense	$3.01	$3.00	$2.97	$2.93	$2.93

Summary Operating Results

(Dollar amounts in thousands)
Total Revenue	$64,679	$71,650	$66,281	$63,831	$60,331
Gross Profit (exclusive of other operating expenses)	$35,472	$38,977	$37,217	$35,582	$34,020
Operating Income exclusive of
Depreciation and Amortization	$21,042	$24,535	$22,699	$21,739	$20,037
Operating Income	$2,289	$5,373	$3,237	$2,071	$735
Loss on Early Retirement of Debt	$—	$(810)	$—	$—	$—
Net Loss	$(6,077)	$(3,482)	$(5,006)	$(6,216)	$(7,948)

Cash Provided by Operating Activities	$6,697	$25,538	$9,891	$18,280	$2,823
Cash Used for Investing Activities	$13,658	$14,605	$13,453	$12,634	$11,563

Gross Profit Margin	54.8%	54.4%	56.2%	55.7%	56.4%
SG&A as Percent of Total Revenue	8.9%	8.3%	9.3%	8.9%	9.8%
Operating Income Margin	3.5%	7.5%	4.9%	3.2%	1.2%

[1]Total rooms served represents rooms receiving one or more of the Company’s services including rooms served by international licensees.

[2]Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services. This number represents domestic Guest Pay Interactive Rooms.

[3]Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.